Exhibit 99.1

     BANCFIRST CORPORATION ANNOUNCES COMPLETION OF THE SALE OF CENTURY LIFE
        ASSURANCE COMPANY TO AMERICAN UNDERWRITERS LIFE INSURANCE COMPANY

    OKLAHOMA CITY, Dec. 5 /PRNewswire-FirstCall/ -- BancFirst Corporation (Nasdaq: BANF) and Pickard Limited Partnership, an affiliate of BancFirst Corporation, have completed the sale of Century Life Assurance Company, with ownership 75% and 25%, respectively, to American Underwriters Life Insurance Company. American Underwriters acquired all of the outstanding common stock of Century Life Assurance Company when the sale was completed on November 30, 2006. BancFirst will continue to offer Century Life insurance products through its banking offices. BancFirst Corporation reported the sale has resulted in an after-tax gain of $750,000, which is slightly higher than the estimated $400,000
- 600,000 gain reported previously. The sale of Century is not expected to have significant impact on BancFirst Corporation's results of operations for 2007.

    American Underwriters Life Insurance Company is an Arizona-domiciled insurance company with its administrative offices based in Wichita, Kansas and offers insurance products throughout 18 states. American Underwriters Life Insurance Company said Century Life Assurance will become a wholly-owned subsidiary and its insurance products will be offered throughout Oklahoma and surrounding states.

    BancFirst Corporation is a $3.4 billion Oklahoma based financial services holding company. The Company's principal subsidiary bank, BancFirst, is Oklahoma's largest state-chartered bank with banking offices in 47 communities across Oklahoma.

    The Company may make forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters. Forward-looking statements include estimates and give management's current expectations or forecasts of future events. The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time. Actual results may differ materially from forward-looking statements.

SOURCE  BancFirst
    -0-                             12/05/2006
    /CONTACT: David Rainbolt, Chief Executive Officer of BancFirst Corporation, +1-405-270-1002; or Bruce Welner, President of American Underwriters Life Insurance Company, +1-316-794-2200/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20040818/BANFLOGO
              PRN Photo Desk photodesk@prnewswire.com /